Exhibit 99.1

Reliant Bancorp, Inc. Reports Record First Quarter Results

Net Income Rises 81.8% to $3.7 Million, or $0.33 Per Fully Diluted Share

Community First Merger Accelerates 2018 Growth

BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 26, 2018--Reliant Bancorp, Inc. (“Reliant Bancorp” or the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank (“Reliant”), announced today record net income, loans, deposits, and assets for the first quarter ended March 31, 2018.

First quarter net income attributable to common shareholders rose 81.8% to $3.7 million, or $0.33 per fully diluted share, compared to $2.1 million, or $0.26 per fully diluted share for the first quarter of 2017 and $1.2 million, or $0.13 per fully diluted share for the fourth quarter of 2017.

“Our record first quarter results highlight our organic growth since last year and the contribution from the Community First merger that closed on January 1, 2018,” stated DeVan D. Ard, Jr., Chairman, President and Chief Executive Officer. “Our first quarter earnings were up 81.8% compared with the first quarter of last year and more than tripled since the fourth quarter of 2017. We benefited from growth in net interest income, a decrease in the provision for loan losses, growth in non-interest income and expenses growing at a slower pace than our revenue, due to efficiencies gained with the Community First merger. In consideration of our growth and increased profitability, the Board of Directors voted to increase our quarterly cash dividend by 33%, to $0.08 per share, during the first quarter.

“The Community First merger created the fourth largest bank headquartered in Middle Tennessee. The merger also added depth to our leadership team and a #2 market share in Maury County and #1 market share in Hickman County. Loans and deposits passed the $1 billion mark at quarter’s end and set new records for Reliant. Net loans increased 59.2% to $1.1 billion and total deposit were up 63.3% to $1.3 billion compared with the first quarter of 2017. New loan production was strong at $98 million in the first quarter, and our loan pipeline entering the second quarter of 2018 is sufficient to meet our growth targets.

“The Nashville area maintained its strength in job and wage growth through the fourth quarter. Total nonfarm jobs in the region increased by 2.3% in 2017, and Nashville’s unemployment rate of 2.4% was well below both the Tennessee (3.2%) and national (4.1%) averages. We expect the low unemployment rate in Middle Tennessee to continue to push wage growth in 2018. Combined with the reduction in corporate taxes, we expect 2018 will be another year of solid growth,” concluded Ard.

Key Highlights

  Net loans rose 59.2% to $1.1 billion compared with the first quarter of 2017 and were up 43.7% from $762.5 million at December 31, 2017. Of our $333.5 million growth in the first quarter, $313.0 million, net of accounting adjustments, was attributable to the merger with Community First.
  Total deposits grew 63.3% to $1.3 billion compared with the first quarter of 2017 and were up 52.7% from the fourth quarter of 2017. Of our $465.9 million growth in the first quarter, $433.0 million was acquired on January 1, 2018, as part of the merger with Community First.
  Noninterest bearing deposits rose 67.8% to $228.1 million at March 31, 2018, compared with the first quarter of 2017 and 72.8% when compared to the fourth quarter of 2017. Of our $96.1 million growth in the first quarter, $80.9 million was acquired as part of the merger with Community First.
  Net interest margin declined to 3.79% for the first quarter of 2018 compared to 4.01% and 3.80% for the first and fourth quarter of 2017, respectively. The decrease in net interest margin in the first quarter of 2018 was due primarily to the effect of the tax rate change on the yield for our tax exempt securities, and expense attributed to subordinated debt acquired with the Community First merger.
  Noninterest income rose 162.6% to $3.0 million in the first quarter of 2018 compared with $1.1 million in the first quarter of 2017, and was up 92.6% compared with the fourth quarter of 2017. The increase in first quarter noninterest income was driven by growth in service charges, higher gains on mortgage loans sold and higher other income compared with the prior periods.
  Noninterest expense rose 77.1% to $12.2 million compared with $6.9 million in the first quarter of 2017, and $8.4 million in the fourth quarter of 2017. Bank segment noninterest expenses rose 68.4% and mortgage segment noninterest expenses were up 120.3% compared with the first quarter of 2017. Noninterest expenses included merger related expenses of $189,000 in the first quarter of 2018 and $869,000 in the fourth quarter of 2017. There were no comparable merger expenses in the first quarter of 2017. Core deposit intangible (CDI) amortization resulted in noninterest expense of $237,000 in the first quarter of 2018 compared to $89,000 and $56,000 for the first and fourth quarters of 2017, respectively. We are on track to recognize our estimated cost savings for the merger.
  During the first quarter, Reliant completed a planned investment securities restructuring that began in the fourth quarter of 2017. As part of the restructuring, Reliant sold $60.0 million of legacy Community First mortgage backed securities and purchased $79.0 million of investment grade securities including a combination of municipals, SBA floating securities and collateralized mortgage obligations. The purchased securities are modeled to provide 1.32% of additional yield on a tax equivalent basis while leaving price volatility and credit risk substantially unchanged.
  Our effective tax rate excluding the mortgage segment was 18.1% for the first quarter of 2018, compared with 12.8% and 45.1% for first and fourth quarter of 2017, respectively. The tax rate projected for the remainder of 2018 is approximately 19%.
  Asset quality remained strong at March 31, 2018. Nonperforming assets to total assets was 0.50% in the first quarter of 2018 compared with 0.57% and 0.46% for the first and fourth quarter of 2017, respectively. Other real estate owned increased to $1.7 million due to the merger compared to zero for the first and fourth quarter of 2017, respectively. Net charge-offs were 0.05% in the first quarter of 2018, down from 0.24% in the first quarter of 2017.
  Our provision for loan losses for the first quarter of 2018 was $137,000 compared to $410,000 and $121,000, for the first and fourth quarter of 2017, respectively.

Capital Position

Reliant’s capital position remained strong at March 31, 2018. The tier 1 leverage ratio was 10.25%, compared with a 11.68% ratio at December 31, 2017, and 10.69% at March 31, 2017. Total stockholders’ equity rose to $201.0 million and tangible book value per common share was $12.94 at March 31, 2018, compared to $14.11 at December 31, 2017, and $12.36 at March 31, 2017, reflecting the impact of our private placement in the third quarter of 2017 and our merger with Community First in the first quarter of 2018 as well as earnings accretion. Reliant’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures in this release below include “adjusted net interest margin,” “adjusted net income attributable to common shareholders and related impact on ROA, ROE, and earnings per diluted share,” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments, income relating to the recoveries of purchased credit impaired loans, gains or losses on securities transactions, gains or losses on the sale of assets, gains or losses on disposal of premises and equipment, merger expenses, and deferred tax asset revaluation do not necessarily reflect the operational performance of the business in these periods; accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under generally accepted accounting principles.

About Reliant Bancorp and Reliant Bank

Reliant Bancorp, Inc. is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Sumner, Williamson, Maury and Hickman counties, Tennessee along with loan and deposit production offices in Rutherford and Hamilton counties, Tennessee, through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. As of March 31, 2018, Reliant Bancorp had approximately $1.6 billion in total assets, approximately $1.1 billion in loans and approximately $1.3 billion in deposits. For additional information, locations and hours of operation, please visit their website at www.reliantbank.com.

Forward Looking Statements

All statements, other than statements of historical fact, included in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Reliant Bancorp of the Community First merger, Reliant Bancorp’s future financial and operating results (including the anticipated impact of the transaction on the combined company’s earnings per share and tangible book value) and Reliant Bancorp’s plans, objectives and intentions.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Reliant Bancorp to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the Community First merger may not be realized or take longer than anticipated to be realized, (2) the ability of Reliant Bancorp to meet expectations regarding the accounting and tax treatment of the transaction, (3) the effect of the announcement or completion of the transaction on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers), (4) the risk that integration of Community First’s operations with those of Reliant Bancorp will be materially delayed or will be more costly or difficult than expected, (5) the amount of costs, fees, expenses, and charges related to the transaction, (6) reputational risk and the reaction of the parties’ customers, suppliers, employees or other business partners to the transaction, (7) the dilution caused by Reliant Bancorp’s issuance of additional shares of its common stock in the transaction, and (8) general competitive, economic, political and market conditions. Additional factors which could affect the forward-looking statements can be found in Reliant Bancorp’s (formerly Commerce Union Bancshares, Inc.) annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at http://www.sec.gov. Reliant Bancorp believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant Bancorp disclaims any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

RELIANT BANCORP, INC. CONSOLIDATED BALANCE SHEETS March 31, 2018, December 31, 2017 AND March 31, 2017 (Dollar Amounts in Thousands)

ASSETS	March 31, 2018	December 31, 2017	March 31, 2017
	Unaudited	Audited	Unaudited
Cash and due from banks	$51,285	$20,497	$18,290
Federal funds sold	67	171	50
Total cash and cash equivalents	51,352	20,668	18,340
Securities available for sale	290,012	220,201	179,266
Loans, net of unearned income	1,105,677	772,219	697,632
Allowance for loan losses	(9,731)	(9,731)	(9,090)
Loans, net	1,095,946	762,488	688,542
Mortgage loans held for sale, net	24,969	45,322	9,798
Accrued interest receivable	7,117	5,744	3,921
Premises and equipment, net	19,458	9,790	9,688
Restricted equity securities, at cost	9,500	7,774	7,140
Other real estate, net	1,650	—	—
Cash surrender value of life insurance contracts	44,630	33,663	25,013
Deferred tax assets, net	7,682	1,099	3,336
Goodwill	43,464	11,404	11,404
Core deposit intangibles	8,931	1,280	1,493
Other assets	6,914	5,601	4,524
TOTAL ASSETS	$1,611,625	$1,125,034	$962,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$228,121	$131,996	$135,939
Interest-bearing demand	150,188	88,230	84,061
Savings and money market deposit accounts	360,134	205,230	210,952
Time	610,942	458,063	395,231
Total deposits	1,349,385	883,519	826,183
Accrued interest payable	813	305	158
Subordinated debentures	11,542	—	—
Federal Home Loan Bank advances	42,061	96,747	24,099
Dividends payable	918	542	—
Other liabilities	5,955	3,784	2,430
TOTAL LIABILITIES	1,410,674	984,897	852,870

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	—	—	—
Common stock, $1 par value; 30,000,000 shares authorized; 11,479,608, 9,034,439 and 7,826,450 shares issued and outstanding at March 31, 2018, December 31, 2017, and March 31, 2017, respectively	11,480	9,034	7,826
Additional paid-in capital	172,538	112,437	89,497
Retained earnings	19,870	17,189	14,270
Accumulated other comprehensive income (loss)	(2,937)	1,477	(1,998)
TOTAL STOCKHOLDERS’ EQUITY	200,951	140,137	109,595
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,611,625	$1,125,034	$962,465

RELIANT BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIODS INDICATED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
INTEREST INCOME
Interest and fees on loans	$13,558	$8,983	$7,782
Interest and fees on loans held for sale	481	448	94
Interest on investment securities, taxable	507	177	149
Interest on investment securities, nontaxable	1,504	1,108	828
Federal funds sold and other	312	138	120

TOTAL INTEREST INCOME	16,362	10,854	8,973

INTEREST EXPENSE
Deposits
Demand	77	42	43
Savings and money market deposit accounts	478	191	150
Time	1,996	1,432	693
Federal Home Loan Bank advances and other	272	272	116
Subordinated debentures	157	—	—
TOTAL INTEREST EXPENSE	2,980	1,937	1,002

NET INTEREST INCOME	13,382	8,917	7,971

PROVISION FOR LOAN LOSSES	137	121	410
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,245	8,796	7,561
NONINTEREST INCOME
Service charges on deposit accounts	771	315	310
Gains on mortgage loans sold, net	1,705	924	542
Gain on securities transactions, net	—	—	36
Gain on sale of other real estate	89	1	24
Loss on disposal of premises and equipment	—	(2)	—
Other	426	315	227
TOTAL NONINTEREST INCOME	2,991	1,553	1,139

NONINTEREST EXPENSE
Salaries and employee benefits	6,954	4,798	4,269
Occupancy	1,229	871	762
Information technology	1,349	791	513
Advertising and public relations	89	60	75
Audit, legal and consulting	748	1,218	293
Federal deposit insurance	196	79	99
Provision for losses on other real estate	3	—	—
Other operating	1,594	625	858
TOTAL NONINTEREST EXPENSE	12,162	8,442	6,869

INCOME BEFORE PROVISION FOR INCOME TAXES	4,074	1,907	1,831
INCOME TAX EXPENSE	797	937	272

CONSOLIDATED NET INCOME	3,277	970	1,559

NONCONTROLLING INTEREST IN NET LOSS OF SUBSIDIARY	464	185	499

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$3,741	$1,155	$2,058

Basic net income attributable to common shareholders, per share	$0.33	$0.13	$0.27
Diluted net income attributable to common shareholders, per share	$0.33	$0.13	$0.26

RELIANT, INC. SEGMENT FINANCIAL INFORMATION FOR THE PERIODS INDICATED (Dollar Amounts in Thousands) (Unaudited)

Retail Banking
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net interest income	$13,044	$8,537	$7,896
Provision for loan losses	137	121	410
Noninterest income	1,288	629	594
Noninterest expense	9,628	6,943	5,719
Income before provision for income taxes	4,567	2,102	2,361
Income tax expense	826	947	303
Net income attributable to common shareholders	$3,741	$1,155	$2,058

Residential Mortgage Banking
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net interest income	$338	$380	$75
Provision for loan losses	—	—	—
Noninterest income	1,703	924	545
Noninterest expense	2,534	1,499	1,150
Loss before provision for income taxes	(493)	(195)	(530)
Income tax benefit	(29)	(10)	(31)
Net loss	(464)	(185)	(499)
Noncontrolling interest in net loss of subsidiary	464	185	499
Net income attributable to common shareholders	$—	$—	$—

The above financial information is presented, net of intercompany eliminations.

RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
Per Common Share Data
Net income attributable to shareholders, per share
Basic	$0.33	$0.13	$0.27
Diluted	$0.33	$0.13	$0.26
Book value per common share	$17.51	$15.51	$14.00
Tangible book value per common share	$12.94	$14.11	$12.36
Basic weighted average common shares	11,385,323	8,942,656	7,741,305
Diluted weighted average common shares	11,477,934	9,039,050	7,876,978
Common shares outstanding at period end	11,479,608	9,034,439	7,826,450

Selected Balance Sheet Data
Tangible common equity (TCE) ratio	9.53%	11.46%	10.18%
Average loans	$1,088,166	$755,844	$673,036
Average earning assets (1)	1,478,465	1,012,932	871,019
Average total assets	1,613,086	1,072,812	926,282
Average stockholders’ equity	201,433	135,332	106,726

Selected Asset Quality Measures
Nonaccrual loans	$6,427	$5,161	$5,497
90+ days past due still accruing	4	—	—
Total nonperforming loans	6,431	5,161	5,497
Total nonperforming assets (2)	8,081	5,161	5,497
Net charge offs (recoveries)	138	12	401
Nonperforming loans to total loans	0.58%	0.67%	0.79%
Nonperforming assets to total assets	0.50%	0.46%	0.57%
Nonperforming assets to total loans and other real estate	0.73%	0.67%	0.79%
Allowance for loan losses to total loans	0.88%	1.26%	1.30%
Allowance for loan losses to nonperforming loans	151.31%	188.55%	165.36%
Net charge offs (recoveries) to average loans (3)	0.05%	0.01%	0.24%

Capital Ratios (Bank Subsidiary Only)
Tier 1 leverage	10.25%	11.68%	10.69%
Common equity tier 1	12.85%	13.67%	12.50%
Total risk-based capital	13.65%	14.74%	13.67%

Selected Performance Ratios (3) (4)
Return on average assets (ROA)	0.93%	0.43%	0.89%
Return on average stockholders’ equity (ROE)	7.43%	3.41%	7.71%
Return on tangible common equity (ROTCE)	10.04%	3.77%	8.77%
Net interest margin	3.79%	3.80%	4.01%
(1)	Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities.
(2)	Nonperforming assets consist of nonperforming loans (excluding troubled debt restructurings) and other real estate
(3)	Data has been annualized
(4)	Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets

RELIANT BANCORP, INC.
YIELD TABLES
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018			Three Months Ended December 31, 2017			Three Months Ended March 31, 2017
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense
Interest earning assets
Loans	$1,088,166	4.81	$12,872	755,844	4.56	8,512	673,036	4.48	7,263
Loan fees	—	0.26	686	—	0.25	471	—	0.31	519
Loans with fees	1,088,166	5.07	13,558	755,844	4.81	8,983	673,036	4.79	7,782
Mortgage loans held for sale	39,235	4.97	481	36,134	4.92	448	10,478	3.64	94
Deposits with banks	50,206	1.34	166	14,530	0.74	27	15,092	0.64	24
Investment securities - taxable	72,678	2.83	507	29,179	2.41	177	31,093	1.94	149
Investment securities - tax-exempt	218,246	3.57	1,504	169,549	4.01	1,108	133,550	3.95	828
Fed funds sold and other	9,934	5.96	146	7,696	5.72	111	7,770	5.01	96
Total earning assets	1,478,465	4.61	16,362	1,012,932	4.55	10,854	871,019	4.48	8,973
Nonearning assets	134,621			59,880			55,263
Total Assets	$1,613,086			1,072,812			926,282
Interest bearing liabilities
Interest bearing demand	154,318	0.20	77	83,763	0.20	42	82,780	0.21	43
Savings and money market	344,641	0.56	478	186,846	0.41	191	184,872	0.33	150
Time deposits - retail	516,424	1.31	1,664	351,093	1.28	1,132	291,594	0.70	506
Time deposits - wholesale	95,743	1.41	332	91,143	1.31	300	81,975	0.93	187
Total interest bearing deposits	1,111,126	0.93	2,551	712,845	0.93	1,665	641,221	0.56	886
Federal Home Loan Bank advances	70,172	1.57	272	79,527	1.36	272	45,974	1.02	116
Subordinated debt	11,536	5.52	157	—	—	—	—	—	—
Total borrowed funds	81,708	2.13	429	79,527	1.36	272	45,974	1.02	116
Total interest-bearing liabilities	1,192,834	1.01	2,980	792,372	0.97	1,937	687,195	0.59	1002
Net interest rate spread (%) / Net interest income ($)		3.60	13,382		3.58	8,917		3.89	7,971
Non-interest bearing deposits	212,614	(0.15)		133,108	(0.13)		129,385	(0.09)
Other non-interest bearing liabilities	6,205			12,000			2,976
Stockholders’ equity	201,433			135,332			106,726
Total liabilities and stockholders’ equity	$1,613,086			1,072,812			926,282
Cost of funds		0.86			0.84			0.50
Net interest margin		3.79			3.80			4.01

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED NON-GAAP FINANCIAL MEASURES (Dollar Amounts in Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (1)
Net interest income	$13,382	$8,917	$7,971
Purchase accounting adjustments	(592)	(141)	(118)
Adjusted net interest income	$12,790	$8,776	$7,853
Adjusted net interest margin	3.63%	3.74%	3.96%

Adjusted net income attributable to common shareholders and Related Impact on ROA, ROE, and Earnings per Diluted Share (1)
Net income attributable to common shareholders	$3,741	$1,155	$2,058
Purchase accounting adjustments, net of taxes	(154)	(19)	(16)
Gain on securities transactions, net of taxes	—	—	(22)
Gain on sale of other real estate, net of taxes	(66)	(1)	(15)
Loss on disposal of premises and equipment, net of taxes	—	1	—
Merger expenses, net of taxes	153	620	—
Deferred tax asset revaluation	—	620	—
Adjusted net income attributable to common
shareholders	$3,674	$2,376	$2,005
Adjusted return on average assets	0.91%	0.89%	0.87%
Adjusted return on average stockholders’ equity	7.30%	7.02%	7.51%
Adjusted net income attributable to common
shareholders, per diluted share	$0.32	$0.26	$0.25

Efficiency ratio (subsidiary bank only excluding mortgage segment)(1)
Non-interest expense	$8,980	$5,691	$5,387
Net interest income	13,044	8,537	7,896
Tax equivalent adjustment for tax exempt
interest income	419	613	474
Non-interest income	1,288	629	594
Less gain on sale of other real estate	(89)	(1)	(24)
Less gain on sale of securities	—	—	(36)
Add loss on disposal of premises and equipment	—	2	—
Adjusted operating income	$14,662	$9,780	$8,904

Efficiency Ratio	61.25%	58.19%	60.50%

(1) Not a recognized measure under generally accepted accounting principles (GAAP)

CONTACT:
Reliant Bancorp, Inc.
DeVan Ard, 615-221-2020
Chairman, President and Chief Executive Officer